As filed with the Securities and Exchange Commission on April 14, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Navitas Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	85-2560226
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3520 Challenger Street
Torrance, California 90503-1640
(Address of Principal Executive Offices) (Zip Code)

Navitas Semiconductor 2022 Employee Stock Purchase Plan
(Full title of the plan)

Paul D. Delva
Sr. V.P., General Counsel and Secretary
Navitas Semiconductor Corporation
3520 Challenger Street
Torrance, California 90503-1640
(Name and address of agent for service)
(844) 654-2642
Telephone number, including area code, of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“SEC”), either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Navitas Semiconductor Corporation (“Navitas”) with the SEC are hereby incorporated by reference into this registration statement:

●
Navitas’ annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 3, 2023 and as amended by amendment no. 1 on Form 10-K/A, filed with the SEC on April 14, 2023;

●	Navitas’ current report on Form 8-K, filed with the SEC on January 20, 2023, and its amended current report on Form 8-K/A, filed with the SEC on April 14, 2023; and

●
the description of Navitas’ Class A Common Stock, par value $0.0001 per share (“Common Stock”), contained in Exhibit 4.1 to its annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 3, 2023.

All documents subsequently filed with the SEC by Navitas pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement, which is so modified or superseded, shall be deemed not to constitute a part of this registration statement except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for Navitas by Paul D. Delva, Senior Vice President, General Counsel and Secretary of Navitas. Mr. Delva is

employed by Navitas and is eligible to participate in the Navitas Semiconductor 2022 Employee Stock Purchase Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of Navitas. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Navitas’ certificate of incorporation and bylaws provide for indemnification by Navitas of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. Navitas’ certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

Navitas has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in its certificate of incorporation and bylaws. Each indemnification agreement provides for indemnification and advancements by Navitas of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Navitas or, at Navitas’ request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. Navitas believes that these provisions and agreements are necessary to attract qualified directors and executive officers.

Navitas also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of Navitas, and (2) to Navitas with respect to payments which may be made by Navitas to such officers and directors pursuant to any indemnification provision contained in Navitas’ certificate of incorporation and bylaws or otherwise as a matter of law.

The foregoing summaries are necessarily subject to the DGCL and the full text of Navitas’ certificate of incorporation and bylaws, as amended to date, and to the arrangements referred to above, and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index set forth below immediately preceding the signature page to this registration statement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Navitas pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Navitas’ annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Navitas pursuant to the foregoing provisions, or otherwise, Navitas has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Navitas of expenses incurred or paid by a director, officer or controlling person of Navitas in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Navitas will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1
Second Amended and Restated Certificate of Incorporation of Navitas Semiconductor Corporation (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by Navitas with the SEC on October 25, 2021)

4.2	Amended and Restated Bylaws of Navitas Semiconductor Corporation (incorporated by reference to Exhibit 3.2 of the current report on Form 8-K filed by Navitas with the SEC on October 25, 2021)
5.1	Opinion of Counsel
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page)
99.1
Navitas Semiconductor 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of the quarterly report on Form 10-Q for the quarterly period ended September 30, 2022, filed by Navitas with the SEC on November 14, 2022)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, California, on April 14, 2023.

NAVITAS SEMICONDUCTOR CORPORATION
By:	/s/ Gene Sheridan
Gene Sheridan
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Paul D. Delva and Ron Shelton, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title
/s/ Gene Sheridan Gene Sheridan	President, Chief Executive Officer and Director (principal executive officer)	April 14, 2023
/s/ Ron Shelton Ron Shelton	Sr. V.P., Chief Financial Officer and Treasurer (principal financial and accounting officer)	April 14, 2023
/s/ Daniel Kinzer Daniel Kinzer	Chief Operating Officer, Chief Technology Officer and Director	April 14, 2023
/s/ Richard J. Hendrix Richard J. Hendrix	Director	April 14, 2023
/s/ Brian Long Brian Long	Director	April 14, 2023
/s/ David Moxam David Moxam	Director	April 14, 2023
/s/ Dipender Saluja Dipender Saluja	Director	April 14, 2023
/s/ Gary K. Wunderlich, Jr. Gary K. Wunderlich, Jr.	Director	April 14, 2023